Exhibit 10.2
EXECUTION COPY
STANDING AGREEMENT FOR LETTERS OF CREDIT
     STANDING AGREEMENT FOR LETTERS OF CREDIT (as amended. supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 7, 2005, by and between MONTPELIER REINSURANCE LTD., a corporation formed under the laws of Bermuda (“Applicant”) and THE BANK OF NEW YORK (“Bank”).
     In connection with applications for establishment of letters of credit which Applicant may make to Bank from time to time, it is agreed that the terms and conditions contained herein and in the Addendum attached hereto shall be applicable to each such application and each letter of credit resulting therefrom, with each such letter of credit being referred to in this Agreement as the “Credit:
Terms and Conditions
     1. Payment Terms.
          (a) If Bank shall make any payment in respect of the Credit, then Bank shall (i) notify Applicant to reimburse Bank therefor, in which case Applicant unconditionally agrees to pay to Bank at Bank’s office located at 101 Barclay Street, New York, New York 10286, in Dollars, in immediately available funds: (i) each amount drawn under the Credit; (ii) interest on each amount so drawn for each day from the date of payment of the relevant draft to and including the date of payment in full of such amount to Bank, at a rate per annum equal to 2% plus the prime commercial lending rate publicly announced from time to time by Bank as its “prime” rate as in effect on each such day, the rate of interest hereunder to change as of the opening of business on the effective date of each change in said prime rate; and (iii) any and all commissions and charges of, and any and all costs and expenses incurred by, Bank and each of its correspondents in relation to the issuance and maintenance of the Credit and all drafts drawn thereunder.
          (b) All amounts due hereunder shall be paid in full without set-off, counterclaim, condition or qualification, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of any nature whatsoever, and all interest, penalties and similar liabilities with respect thereto (except such taxes, levies, imposts, duties, fees, assessments and other charges as are imposed on or measured by Bank’s net income by the country or any subdivision thereof in which Bank’s principal office or issuing office is located), imposed, levied, collected, withheld or assessed by any taxing or other authority (all such non-excluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities, “Taxes”). If Applicant is compelled by law to deduct or otherwise account for any Taxes, Applicant shall (x) pay to the appropriate authority the amount of all such Taxes prior to the date upon which any penalty may attach thereto, (y) pay in such manner, and at the same time as the payment of the amounts payable in accordance with clause (x), above, such additional amounts (if any) as may be necessary to ensure that Bank receives a net amount equal to the full amount which Bank would have received had the payment not been made subject to such Taxes, and (z) provide evidence that all applicable Taxes shall have been paid to the appropriate taxing authorities by delivery to Bank of official tax receipts or notarized copies thereof within 30 days after payment thereof, or if unobtainable due to governmental policy or inability, other acceptable evidence. Any Taxes which may become payable after payment in full of any amounts owed hereunder shall be paid by Applicant, or reimbursed by Applicant if payment has been made by Bank, together with additional taxes, duties, fees and charges due as a consequence of such payment or reimbursement, and Applicant shall, as provided in clause (z), above, deliver to Bank appropriate receipts or other evidence of such payment.

          (c) Applicant hereby agrees to pay and to indemnify and to hold harmless Bank from all present and future claims and liabilities for any registration, stamp, documentary and other similar taxes, fees and charges, and any penalties and interest with respect thereto, which may be assessed, levied or collected by any applicable governmental authority in connection with the execution, issuance, delivery, filing, registration or enforcement hereof.
          (d) Bank is hereby authorized to charge Applicant’s accounts maintained with Bank for any and all amounts payable hereunder.
     2. Applicant represents and warrants that:
          (a) Applicant is validly existing in good standing under the laws of the jurisdiction of its organization, the execution , delivery and performance of this Agreement are within Applicant’s powers and have been duly authorized by all necessary action on the part of Applicant and each person executing this Agreement on behalf of Applicant has the authority to execute and deliver this Agreement on behalf of Applicant;
          (b) except for the consents and approvals previously delivered to Bank, no consent, approval, order, license or filing or the taking of any other action (including, without limitation, of or by shareholders, partners, members or owners of Applicant or any governmental authority, whether or not in respect of monetary exchange controls) is required as a condition to (i) the entry into, execution, delivery or performance by Applicant of this Agreement or (ii) the validity or enforceability of this Agreement or the Collateral;
          (c) this Agreement has been duly executed and delivered, and constitutes the valid and legally binding obligation of Applicant, enforceable against Applicant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;
          (d) the entry into, execution, delivery and performance by Applicant of this Agreement do not (i) violate any provision of any organizational document of Applicant, (ii) violate any order, decree or judgment, or any provision of any statute, rule, treaty, convention or regulation, (iii) violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under, any agreement, mortgage, indenture or contract to which Applicant is a party or by which Applicant or any of its assets is bound, or (iv) result in the creation or imposition of any Lien upon any asset of Applicant;
          (e) Applicant is generally subject to suit, and neither Applicant nor any of its properties or assets, including the Collateral, has any immunity from the jurisdiction of any court or from legal process, whether through service of process or notice of attachment prior to judgment, attachment in aid of execution, execution or otherwise;
          (f) there is no tax, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any governmental authority or any political subdivision or taxing authority thereof (i) on or by virtue of the execution, delivery, acquisition, registration or enforcement hereof, or (ii) on any payment to be made by Applicant pursuant hereto;
          (g) to ensure the enforceability or admissibility in evidence of this Agreement, it is not necessary that this Agreement be filed or recorded with any taxing, foreign exchange or other authority in any jurisdiction or that any stamp or similar tax be paid hereon or in respect hereof;
          (h) the Collateral is and will at all times be owned by Applicant free of any Liens other than the security interest granted herein.
     3. Security Interest; Coverage Ratio.
     To secure the prompt payment and performance of all of the Obligations, Applicant hereby grants to Bank a continuing first priority security interest in, and assigns and pledges to Bank all of Applicant’s right, title and interest in and to, the Collateral and the Proceeds thereof. In addition, Applicant agrees to cause to be delivered to Bank from time to time additional Eligible Collateral so that at all times there shall be a Coverage Ratio shall at least equal to 1.00:1.00. As long as Applicant is complying with its obligations under the preceding sentence and no Event of Default has occurred and is continuing or will occur after giving effect thereto, Applicant may give entitlement orders with respect to the Account and the Collateral. After the occurrence and during the continuance of an Event of Default and until the Obligations have been paid in full in cash, the Account and all Collateral shall remain under the exclusive dominion and control of Bank and subject to its remedies as a secured creditor under the Code as provided herein and therein, and Applicant shall not be entitled to issue entitlement orders with respect thereto.
     4. Administration of Credit.
          (a) Applicant will promptly examine the copy of the Credit (and any amendments thereof) sent to Applicant by Bank, as well as all other instruments and documents delivered to Applicant by Bank from time to time, and, in the event Applicant has any claim of noncompliance with any instructions or of any discrepancy or other irregularity, Applicant will immediately notify Bank thereof in writing, and Applicant will conclusively be deemed to have waived any such claim against Bank and its correspondents unless such immediate notice is given as aforesaid.
          (b) Bank may (but need not) pay any drafts otherwise in order which are signed or issued by, or accompanied by required statements or documents otherwise in order which are signed or issued by, the custodian, executor, administrator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other agent or legal representative of the beneficiary of the Credit or other party who is authorized under the Credit to draw or issue any drafts, required statements or other documents.
          (c) Neither Bank nor any of its correspondents shall be responsible for, and neither Bank’s powers and rights hereunder nor Applicant’s Obligations shall be affected by: (i) any act or omission pursuant to Applicant’s instructions; (ii) any other act or omission of Bank or its correspondents or their respective agents or employees other than any such arising from its or their gross negligence or willful misconduct; (iii) the validity, accuracy or genuineness of drafts, documents or required statements, even if such drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Applicant shall have notified Bank thereof); (iv) failure of any draft to bear any reference or adequate reference to the Credit; (v) errors, omissions, interruptions or delays in transmission or delivery of any messages however sent and whether or not in code or cipher; (vi) any act, default, omission, insolvency or failure in business of any other person (including any correspondent) or any consequences arising from causes beyond Bank’s control; or (vii) any acts or omissions of any beneficiary of the Credit or transferee of the Credit, if transferable.
          (d) For a Credit expiring at Bank’s counters, Bank is the nominated bank for payment or acceptance. For Credits not expiring at Bank’s counters, if Applicant does not nominate a bank to be available for payment, acceptance or negotiation of the Credit, then Bank may issue the Credit as negotiable by any bank or Bank may nominate any of its branches or affiliates or any correspondent of its choice. It is further understood that Bank may, in its sole discretion, waive its stipulation of the nominated bank and accept presentations of documents from a bank not so nominated by Applicant.
     5. Reserve Requirements and Similar Costs.
     If Bank is now or hereafter becomes subject to any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank, or any other cost is imposed upon Bank, and the result, in the determination of Bank, is to increase the cost to Bank of maintaining the Credit or paying or funding the payment of any draft thereunder, or to reduce the amount of any sum received or receivable by Bank hereunder, or reduce the rate of return on Bank’s capital, by an amount determined by Bank to be material, Applicant will pay to Bank upon demand such amount in respect of such increased cost or reduction as Bank may determine to be the additional amount or amounts required to compensate Bank for such increased cost or reduction. In making the determinations contemplated hereunder, Bank may make such estimates, assumptions, allocations and the like which Bank in good faith determines to be appropriate, and Bank’s selection thereof and Bank’s determinations based thereon shall be final and binding and conclusive upon Applicant.
     6. Events of Default; Remedies; Pre-funding.
          (a) It shall be an Event of Default if: (i) Applicant defaults in the payment when due of any of the Obligations; (ii) Applicant otherwise defaults in the performance of any of the Obligations; (iii) Applicant fails to provide additional Collateral as required under Section 3 hereof; (iv) any representation or warranty made by Applicant to Bank in connection with the Credit or otherwise for the purpose of obtaining credit proves to have been incorrect or misleading in any material respect when made; (v) Applicant fails to pay when due any indebtedness for borrowed money, the maturity of any such indebtedness is accelerated or an event occurs which, with notice or lapse of time or both, would permit acceleration of such indebtedness; (vi) any Guarantor challenges, or seeks to terminate or institutes any proceedings or any proceedings are instituted to challenge, the validity, binding effect or enforceability of its obligations with respect to any of the Obligations; (vii) Applicant challenges, or institutes any proceedings or any proceedings are instituted to challenge, the validity, binding effect or enforceability of this Agreement; (viii) Applicant or any Guarantor is dissolved or is a party to any merger or consolidation or sells or otherwise disposes of all or substantially all of its assets without the prior written consent of Bank; (ix) Applicant fails to make available to Bank for inspection and copying any of its books and records; (x) Applicant or any Guarantor becomes insolvent or unable to meet its debts as they mature, or is generally not paying its debts as they become due, or suspends or ceases its present business, or a custodian (as defined in Title 11 of the United States Code) of substantially all of its property, or a receiver, or other person or entity serving a similar function shall have been appointed or taken possession of substantially all of its property; or (xi) a case under such Title 11 or any proceeding under any other federal, state or foreign bankruptcy, insolvency, winding up or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization, is commenced by or against Applicant or any Guarantor.
          (b) If any Event of Default shall have occurred and be continuing, other than an Event of Default specified in paragraph 6 (a)(x) or 6 (a)(xi), Bank may declare all Obligations (including any such which may be contingent and not matured) to be immediately due and payable, and in the case of an Event of Default specified in paragraph 6 (a)(x) or 6 (a)(xi), all such Obligations shall automatically become immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are expressly waived.
          (c) Without limiting the generality of the foregoing, Applicant agrees that if (i) any Event of Default, or event which with notice or lapse of time would become an Event of Default, shall have occurred and be continuing, or (ii) Bank at any time and for any reason deems itself to be insecure or the risk of non-payment or non-performance of any of the Obligations to have increased, then, Applicant will upon demand pay to Bank an amount equal to the undisbursed portion, if any, of the Credit, and such amount shall be held as additional Collateral for the payment of all Obligations, and after the expiration hereof, to the extent not applied to the Obligations, shall be returned to Applicant.
          (d) Applicant further agrees that upon the occurrence and during the continuance of an Event of Default, Bank shall have, in addition to all other rights and remedies allowed by law, the rights and remedies of a secured party under the Code and, without limiting the generality of the foregoing, Bank may immediately, without demand of performance and without notice of intention to sell or otherwise dispose of, or of time or place of sale or other disposition, or of redemption or other notice or demand whatsoever to Applicant, all of which, to the extent not prohibited by law, are hereby expressly waived, and without advertisement, sell at public or private sale, grant options to purchase or otherwise realize upon, in the State of New York, or elsewhere, the whole or from time to time any part of the Collateral, or any interest which Applicant may have therein. After deducting from the proceeds of any such sale or other disposition of the Collateral all expenses (including, but not limited to, reasonable attorneys’ fees and expenses and other expenses as set forth below), Bank shall apply the residue of such proceeds toward the payment of the Obligations, in such order as Bank shall elect, Applicant remaining liable for any deficiency, plus interest thereon, remaining unpaid after such application. If notice of any sale or other disposition is required by law to be given, Applicant agrees that a notice sent at least five days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be reasonable notice of such sale or other disposition.
     7. Definitions.
     As used herein, the following terms shall have the following meanings:
          (a) “Account”: the account(s) designated on the Addendum attached hereto and any associated deposit account(s) in the name of Applicant.
          (b) “Agreement”: collectively, each Application for a Credit and the terms and conditions set forth herein and in the Addendum hereto, as the same may be amended and supplemented from time to time.
          (c) “Applicant”: the entity executing this Agreement as Applicant.
          (d) “Business Day”: any day other than a Saturday or a Sunday or a legal holiday or the equivalent on which banking institutions generally are authorized or required to close in New York, New York.
          (e) “Cash”: any immediately available funds denominated in United States dollars.

          (f) “Cash Equivalents”: investments (other than Cash) that are U.S. Government Securities.
          (g) “Code”: the Uniform Commercial Code as in effect in the State of New York.
          (h) “Credit”: any letter of credit issued by Bank upon Applicant’s request, as the same may be amended and supplemented from time to time, and any and all renewals, increases, extensions and replacements thereof and therefor.
          (i) “Collateral”: (i) all of Applicant’s right, title and interest in and to the Account and all property from time to time held in or credited to the Account, whether now held or hereafter acquired and transferred into or credited to the Account, including, without limitation, all money, bills, bonds, notes, obligations, securities, commercial paper, instruments or other investment property and financial assets of any nature held in or credited to the Account, together with all payments and distributions now or hereafter made thereon (whether constituting principal, interest or dividends and whether payable in cash or property); all sums now or hereafter deposited in, and all sums due or to become due on (whether as interest, dividends or otherwise), the Account; all rights (contractual or otherwise) now or hereafter arising under, connected with or in any way related to the foregoing items of collateral including all securities entitlements with respect thereto; all claims (including the right to sue or otherwise recover such claims) against third parties now or hereafter arising under, connected with or in any way related to the foregoing items of collateral; (ii) any amounts paid to Bank pursuant to paragraph 6(c) hereof; and (iii) all additions thereto and all substitutions, exchanges and replacements therefor, and all products and Proceeds thereof.
          (j) “Collateral Value”: as of any date, with respect to each type of Eligible Collateral listed under the heading “Collateral Value Percentages” on the Addendum, the Value thereof multiplied by the advance rate set forth adjacent to such type.
          (k) “Coverage Ratio”: as of any date, the ratio of the aggregate Collateral Value of all Eligible Collateral to the Exposure.
          (l) “Dollars” shall mean lawful currency of the United States of America.
          (m) “Eligible Collateral”: as of any date, Collateral (a) which is in the name of Bank and contained in the Account, (b) in which Bank has a perfected security interest hereunder subject to no prior or equal Lien, and (c) constituting Cash or Cash Equivalents.
          (n) “Exposure”: at any time, the sum, without duplication, of (x) the aggregate undrawn amount of the Letter of Credit at such time plus (y) the aggregate amount of all drawings under the Letter of Credit that have been paid by Bank and have not yet been reimbursed by or on behalf of Applicant.
          (o) “Guarantor”: any maker, drawer, acceptor, guarantor, indorser, surety, accommodation party or other person at any time liable upon or in respect of the Obligations.
          (p) “Lien”: any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.
          (q) “Obligations”: all indebtedness and liabilities of Applicant to Bank, present or future, due or to become due, absolute or contingent, arising hereunder and in connection with the Credit, or any financing or refinancing of any thereof.
          (r) “Proceeds”: shall have the meaning defined in the Code and, to the extent not otherwise included, shall also include, (i) any and all payments (in any form whatsoever) made or due and payable to Applicant from time to time in connection with the ownership of the Collateral, including, without limitation, all dividends, interest and other amounts collected on or distributed on account of the collateral or in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority; (ii) all claims of Applicant for losses or damages arising out of or relating to or for any breach of any agreements, covenants, representations or warranties or any default, whether or not with respect to or under any of the Collateral (without limiting any direct or independent rights of Bank with respect to the Collateral); and (iii) any and all other amounts from time to time paid or payable under or in connection with the Collateral.
          (s) “U.S. Government Securities”: securities (a) that are direct obligations of the United States of America or any agency or instrumentality of the United States of America and (b) that are in the form of conventional bills, bonds and notes.
          (t) “Value”: as of any date:
                    (i) with respect to Cash, the current balance thereof,
                    (ii) with respect to any U.S. Government Security the value (or the mean thereof if more than one such value is obtained) ascertained from one or more nationally recognized third-party quotation or pricing services, provided that, for purposes of determining “Value”, securities which Applicant has contracted to purchase shall not be deemed to be owned by Applicant until settlement of such purchase and securities which Applicant has contracted to sell shall be deemed to be owned by Applicant until settlement of such sale.
     8. Expenses; Indemnification.
     Applicant agrees that the Collateral secures, and agrees to reimburse Bank upon demand for, and to indemnify and hold Bank harmless from and against, all claims, liabilities, losses, costs and expenses, including attorneys’ fees and disbursements, incurred or suffered by Bank in connection with the Credit; such claims, liabilities, losses, costs and expenses to include, but not be limited to, any thereof incurred or suffered by Bank in connection with (a) Bank’s exercise of any right or remedy granted to it hereunder or under the Code, (b) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement, (c) the collection or enforcement of the Obligations, and (d) any of the events or circumstances referred to in paragraph 4 (c) hereof.
     9. No Waivers of Rights Hereunder; Rights Cumulative.
     No delay by Bank in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver or amendment of any provision of this Agreement shall be enforceable against Bank unless in writing and signed by an officer of Bank, and unless it expressly refers to the provision affected, any such waiver shall be limited solely to the specific event waived. All rights granted Bank hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to Bank under applicable law and nothing herein shall be construed as limiting any such other right.
     10. Continuing Agreement; Termination.
     This Agreement shall continue in full force and effect until the expiration of the Credit. Notwithstanding any such expiration, this Agreement shall continue in full force and effect until all Obligations then outstanding (whether absolute or contingent) shall have been paid in full and all rights of Bank hereunder shall have been satisfied or other arrangements for the securing of such rights satisfactory to Bank shall have been made.
     11. Governing Law; Jurisdiction; Certain Waivers.
          (a) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws that would result in the application of the laws of another jurisdiction, and Bank shall have the rights and remedies of a secured party under applicable law, including, but not limited to, the Code.
          (b) APPLICANT AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT SHALL BE LITIGATED ONLY IN COURTS LOCATED WITHIN THE STATE AND

COUNTY OF NEW YORK OR ELSEWHERE AS BANK MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS THEREFOR AND SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS.
          (c) APPLICANT WAIVES PERSONAL SERVICE OF PROCESS UPON IT AND CONSENTS THAT ANY SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO APPLICANT AT ITS ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED 5 DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.
          (d) APPLICANT AND BANK WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THEM BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT, THE CREDIT OR ANY TRANSACTION CONTEMPLATED HEREBY.
          (e) Applicant waives the right to assert in any action or proceeding with regard to this Agreement or any of the Obligations any offsets or counterclaims which it may have.
          (f) Applicant has irrevocably appointed the Process Agent set forth in the Addendum to accept on behalf of Applicant and its property, service of copies of the summons and complaint and any other process which may be served in any proceeding. Applicant shall deliver to Bank evidence of such agent’s acceptance of such appointment. If the Process Agent shall cease to act, Applicant agrees that it shall irrevocably appoint without delay another agent satisfactory to Bank and shall deliver evidence of such agent’s acceptance of such appointment to Bank. Such service may be made by mailing or delivering a copy of such process to Applicant in care of the Process Agent at the Process Agent’s address set forth in the Addendum, and Applicant hereby irrevocably authorizes and directs the Process Agent to accept such service. Applicant also irrevocably consents to the service of any and all process in any proceeding by the mailing of copies of such process to Applicant at its address set forth below. Applicant agrees that nothing in this Agreement shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Applicant or any of its property in the courts of any other jurisdiction.
          (g) To the extent that Applicant has or hereafter may acquire any immunity from suit, jurisdiction of any court or any legal process (whether through attachment prior to judgment, attachment in aid of execution, execution of a judgment, or from any other legal process or remedy) with respect to itself or its property, Applicant hereby irrevocably waives such immunity in respect of its obligations hereunder.
     12. Notices.
     Any notice to Bank shall be effective only if in writing addressed to and received by Bank at 101 Barclay Street, New York NY 10286, Attention: Letter of Credit Department. Any notice to or demand on Applicant shall be effective when made to Applicant (i) by mail to the address appearing below Applicant’s signature or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this paragraph, or (ii) by telephone to the last telephone number of Applicant appearing on Bank’s records. Any requirement under applicable law of reasonable notice by Bank to Applicant of any event shall be met if notice is given to Applicant in the manner prescribed above at least five days before (a) the date of such event or (b) the date after which such event will occur.
     13. General.
          (a) This Agreement shall be binding upon the successors and assigns of Applicant and shall inure to the benefit of and be enforceable by Bank, its successors, transferees and assigns.
          (b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
          (c) Unless otherwise agreed to by Bank and Applicant, each Credit. will be issued subject to The Uniform Customs and Practice For Documentary Credits in effect on the date of issuance of the Credit and, to the extent no inconsistent therewith, the Uniform Commercial Code of the State of New York.

THE BANK OF NEW YORK

By:	/s/ Lizzane T. Eberten

Name:	Lizzane T. Eberten

Title:	Vice President

MONTPELIER REINSURANCE LTD.

By:	/s/ Jonathan B. Kim

Authorized Signature

Name:	Jonathan B. Kim

Title:	Vice President

Address of Applicant:

8 Par-La-Ville

Hamilton HX

Bermuda

Telephone: 441-296-5550

ADDENDUM
Accounts: Custody Account no.       , maintained at Bank in the name of Applicant
     Cash Collateral Account no.       , maintained at Bank in the name of the Applicant.
Process Agent: CT Corporation System with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, Attention: Jill E. Krantz, is designated as Process Agent under Section 11(f) of the Agreement.
Collateral Value Percentages

Type	Advance Rate
Cash	100%
Cash Equivalents	90%